___ STOCK PURCHASE AGREEMENT                EXHIBIT 10.3


      This Stock Purchase Agreement ("Agreement") is made and entered into effective as of the 14th day of November, 1994 by and between
_________________, an individual ("_______"), __________________, an individual ("________"), ____________, an individual ("_____") (_______,
________ and _____ are hereinafter collectively referred to as the "Shareholders"), _______________,
______________________________________________________________________________
_________ and LSB Industries, Inc., a Delaware corporation ("LSB").

                             R E C I T A L S:

      WHEREAS, the Shareholders own: (a) one hundred percent (100%) of the equity shares of ___, and (b) one hundred percent (100%) of the equity shares of ___;

      WHEREAS, ___ is currently authorized to issue 10,000 shares of common stock and such common stock is the only class of stock issued and is the only stock of ___ with voting rights;

      WHEREAS, ___ is currently authorized to issue 2,500 shares of common stock and such common stock is the only class of stock issued and is the only stock of ___ with voting rights;

      WHEREAS, a total of 10,000 shares of ___ common stock are currently issued and outstanding;

      WHEREAS, a total of 1,500 shares of ___ common stock are currently issued and outstanding;

      WHEREAS, _____ owns twenty percent (20%), _______ owns forty percent (40%), and ________ owns forty percent (40%), of ___;

      WHEREAS, _____, ________and ________ each own thirty-three and one-third percent (33-1/3%) of ___;

      WHEREAS, commencing upon the closing of this Agreement, the Shareholders have agreed to the employment terms with ___ set forth in the Employment Agreement attached hereto as Exhibit "A";

      WHEREAS, LSB desires to purchase a total of eighty percent (80%) of shares of ___, upon the terms and conditions set forth in this Agreement, so as to allow LSB to become the owner of eighty percent (80%) of all issued and outstanding common stock of ___;

      WHEREAS, ___ and the Shareholders have, executed and agreed to a Stock Purchase Agreement for _____ purchase of one hundred percent (100%) of all issued and outstanding common stock of ___ (the "___ Stock Purchase Agreement"), which purchase is to be consummated simultaneously with the Closing of this Agreement.

      WHEREAS, ___ and LSB have executed that certain Loan Agreement dated September 15, 1994 (the "Loan Agreement"), under which Loan Agreement LSB may make advances at its sole discretion to ___ up to $1.5 Million (the "Loan").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholders and LSB agree as follows:

1. Recitals. The recitals set forth above shall be deemed a part of this Agreement and are incorporated herein by reference.

2.    Stock Purchase.

      2.1 Purchase. Subject to the terms and conditions contained herein, the Shareholders hereby agree to sell to LSB and LSB agrees to purchase from the Shareholders 8,000 shares of _____ common stock (constituting 80% of the shares of ___) (hereinafter collectively referred to as the "Subject Shares"), from the following individual Shareholders in accordance with the following schedule:

                                                      Number of
               ___                                    ___ Shares
            Shareholder                   Subject to Purchase

            ________                                        3,200
            ________                                        3,200
            ________                                        1,600
            TOTAL (80% of all                               8,000
                   outstanding shares)


      For the purposes of this Agreement, the term "Participation Percentage" shall mean the following percentages for each of the Shareholders:

                  Shareholder             Participation Percentage

                  ________                                  40%
                  ________                                  40%
                  ________                                  20%
                  TOTAL                                    100%

      2.2 Closing Date. The Closing of purchase and sale of the Subject Shares under this Agreement shall occur on or before the later of November 15, 1994 or three (3) days after LSB's financing with BankAmerica closes, but in no event later than December 15, 1994 (the "Closing" or the "Closing Date"); provided, however, if Closing does not occur on or before November 15, 1994, LSB shall pay Shareholders $100,000 as a down payment against the amounts to be paid at Closing.

      2.3 Closing. At the Closing of LSB's purchase of the Subject Shares, the Shareholders shall deliver to LSB the certificate(s) evidencing the Subject Shares, together with assignments separate from the certificate(s) endorsed in favor of LSB or its designee. The Subject Shares shall be duly authorized, non-assessable, validly issued and delivered to LSB free and clear of all liens, restrictions, claims and/or agreements of any kind. At the Closing, the Shareholders, ___, ___ and LSB shall also fulfill all other obligations set forth herein as items to occur at or before Closing.

      2.4 Purchase Price. After delivery to LSB at the Closing of the certificate(s) evidencing the Subject Shares, and conditioned upon ___, ___ and the Shareholders fulfilling all obligations to take place at or before Closing, LSB agrees to pay the amount set forth below in Section
      2.4.1 (the "Purchase Price"), payable as reflected in Section 2.4.2 below.

        2.4.1 Purchase Price. The total Purchase Price to be paid to all Shareholders under this Agreement shall be the total amount of $4 Million.

        2.4.2 Payment of Purchase Price. LSB shall pay to the Shareholders, in proportion to their Participation Percentage, the total Purchase Price as follows:

                    (a) Thirty-seven and one-half percent (37.5%) of the total Purchase Price shall be paid on the Closing Date;

                    (b) Twenty percent (20%) of the total Purchase Price remaining after the payment in (a) above shall be paid on or before the first anniversary of the Closing Date, with such amount represented by a promissory note marked negotiable with interest payable at seven percent (7%) per annum;

                    (c) Twenty percent (20%) of the total Purchase Price remaining after the payment in (a) above shall be paid on or before the second anniversary of the Closing Date, with such amount represented by a promissory note marked negotiable with interest payable at seven percent (7%) per annum from the date of the note;

                    (d) Twenty percent (20%) of the total Purchase Price remaining after the payment in (a) above shall be paid on or before the third anniversary of the Closing Date, with such amount represented by a promissory note marked negotiable with interest payable at seven percent (7%) per annum from the date of the note;

                    (e) Twenty percent (20%) of the total Purchase Price remaining after the payment in (a) above shall be paid on or before the fourth anniversary of the Closing Date, with such amount represented by a promissory note marked negotiable with interest payable at seven percent (7%) per annum from the date of the note;

                    (f) Twenty percent (20%) of the total Purchase Price remaining after the payment in (a) above shall be paid on or before the fifth anniversary of the Closing Date, with such amount represented by a promissory note marked negotiable with interest payable at seven percent (7%) per annum from the date of the note;

        The promissory notes as referenced in (b) through (f) above shall be dated and delivered to Shareholders at Closing and may be separately issued, at the option of the Shareholders, to _______, ________ and _____ in accordance with their respective
        Participation Percentages(said promissory notes shall be collectively referred to as the "Shareholders' Notes").

        2.4.3 Post-Closing Confirmations. The Shareholders shall have the obligations and shall make the transfers set forth below, in the manner therein specified, in the event of the non-occurrence of the following confirmation events (the "Confirmation Events"):
        (i) on or before one (1) year after the Closing, ___ obtains a valid and enforceable shared energy savings contract with respect to _________ which includes financing therefor from a bona fide lender (the "_________ Contract"), and (ii) the Net Present Value of eighty percent (80%) of _____ interest in the net revenues attributable to the energy savings from the ________ and _________ Projects shall be $4 Million or greater, calculated as of the Closing date of this Agreement, using a ten percent (10%) discount rate, measured two (2) years and six (6) months after the Closing Date (but in no event sooner than one (1) full year following completion of construction of the _________ project) (the "Measurement Date"), using the energy saving attributable to the respective projects during the one (1) full year period prior to the Measurement Date (the "Calculated Net Present Value").

              (a) In the event the Confirmation Event set forth in 2.4.3(i) above does not occur, then the Shareholders shall transfer to LSB, in the manner set forth in Section 2.4.3(c) below, an amount equal to the difference between $4 Million and the Calculated Net Present Value without the _________ Project as of the Closing Date (the "____ Shortfall Amount").

              (b) In the event that the Confirmation Event set forth in 2.4.3(i) does occur, but the Confirmation Event set forth in 2.4.3(ii) above yields an amount less than $4 Million, then the Shareholders shall transfer to LSB, in the manner set forth in Section 2.4.3(c) below, an amount equal to the difference between $4 Million and the Calculated Net Present Value as of the Closing Date (the "Yield Shortfall Amount").


              (c) The ____ Shortfall Amount and the Yield Shortfall Amount shall be satisfied, to the extent possible, by Shareholders' transfer to LSB by means of a joint and several assignment to LSB of any and all amounts owed to Shareholders, now or in the future, by ___, including, without limitation, the Shareholder's Net Income Interest and Net Profit Interest under the ___ Stock Purchase
              Agreement.   Accordingly, the Shareholders do hereby assign
              to LSB or its designee, jointly and severally, any and all amounts owed to Shareholders, now or in the future, by ___, including, without limitation, their respective and combined Net Income Interest and Net Profit Interest under the____ Stock Purchase Agreement, and the Shareholders hereby irrevocably instruct ___ to pay any monies owed to Shareholders by ___, now or in the future, to LSB or its designee such sums as may be necessary to satisfy all ____ Shortfall Amounts and Yield Shortfall Amounts as those amounts become known, owed or due.

                    (d) To the extent subsequent events occur during the Shareholders' respective Bonus Period (as that term is defined in the ___ Stock Purchase Agreement), which would require adjustment (either increase or decrease) in the amount paid or to be paid as a result of the non-occurrence of one of the Confirmation Events, such adjustment and any refund to Shareholder or additional payments to LSB as may be required as a result of such adjustment, shall be determined on or before the last day of the calendar year in which such subsequent event occurs.

3. Representations & Warranties of Shareholders. The Shareholders, ___ and ___, jointly and severally represent and warrant to LSB as follows:

  3.1 The Subject Shares. The Shareholders own and have full and valid title to the Subject Shares free and clear of all liens, security interests, claims and encumbrances, and have good right and authority to sell the same.

  3.2 ___ Stock. ___ is currently authorized to issue 10,000 shares of common stock, and such shares of common stock are the only stock of ___ which have voting rights. There are 10,000 shares of ___ common stock currently issued and such are all outstanding in the names stated in Section 2.1 above, and such shall be the only outstanding shares of ___ common stock as of the Closing Date.

  3.3   ___ Stock.  ___ is currently authorized to issue 2,500   shares of
        common stock, and such shares of common stock are the only stock of ___ which have voting rights. There are only 1,500 shares of ___ common stock currently issued and such are all outstanding in the names stated in Section 2.1 above, and such shall be the only outstanding shares of ___ common stock as of the Closing Date.

  3.4 No Subscriptions, etc. There are no outstanding subscriptions, options, rights, warrants, calls, commitments or agreements relating to the authorized but unissued shares of ___ or ___.

  3.5 Shareholder's Authority for Agreement. Each Shareholder has full and requisite power and authority to deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the requisite actions and this Agreement constitutes the valid and legally binding obligation of each Shareholder enforceable against each of the respective Shareholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of, or default under, any provision of the formation documents of either ___ or ___ or with any other agreement or document to which any Shareholder is a party.

  3.6 Corporate Status and Authority. ___ is a corporation duly organized and existing and in good standing under the laws of the State of California and____ is a corporation duly organized and existing and in good standing under the laws of the State of Nevada. Both ___ and ___ have full power and authority to own and operate each of their properties and to carry on its business all as, and in the places where, such properties are now owned or operated or such businesses are conducted. Both ___ and ___ are duly qualified to do business and are in good standing in every jurisdiction in which the nature of the property owned or leased or the nature of the business conducted by each makes such qualification necessary.

  3.7 Subsidiaries. ____ has no subsidiaries and is not a partner in any partnership or joint venture. ___ is not a partner in any partnership or joint venture and has only two subsidiaries: ____, Inc. ("____"), being a Louisiana corporation that is wholly owned by ___; and, ______, Inc. ("______"), being a California corporation certified to do business in Hawaii that is wholly owned by ___. _____ interest in both ____ and ______ are included in the Purchase Price, for no additional consideration. ______, Inc. has no subsidiaries and is a partner in only one partnership or joint venture: ________ Conservation Partners, L.P., a Hawaiian limited partnership in which ______ is a 1% general partner and a 49% limited partner and, which interest is included in the Purchase Price, for no additional consideration. ___ is also in the process of forming a Hawaiian corporation to be known as ___________, Inc. ("___________"), which will be a wholly owned subsidiary of ____and which is included in the Purchase Price for no additional consideration. It is also anticipated that ______- _______ will be a 50% joint venturer/partner with a wholly owned subsidiary of __________________________to be known as
        _______________________, when and if such joint venture/ partnership is formed, which interest is included in the Purchase Price, for no additional consideration; provided, however, Shareholders and ___ agree that the joint venture/partnership contemplated with _________________________ shall not be formed or agreed to prior to Closing without LSB's prior written approval of the terms of such joint venture/partnership. All representations or warranties under this Agreement also apply to those subsidiaries, partnerships or joint ventures reflected above.

  3.8 Financial Statements. ___ has heretofore delivered to LSB its consolidated unaudited financial statements (the "Unaudited Financials") of ___ and subsidiaries as of June 30, 1994, including a Balance Sheet as of June 30, 1994 and statement of operations for the year ended June 30, 1994, and ___ will continue to furnish such financial information to LSB as of the end of each month until the Closing. The Unaudited Financials have been prepared by the management of ___ and fairly present the financial position of ___ and its subsidiaries at June 30, 1994 and the results of operations for the year then ended and as of the end of each subsequent month for which such Unaudited Financials are provided.

  3.9 Undisclosed Liabilities. On the Closing Date, ________, and their respective subsidiaries, will not be subject to any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or other, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes (except ad valorem taxes accruing after December 31, 1993) constituting a lien but not yet due and payable, other governmental charges, duties, penalties or fines, and there is no valid basis for the assertion against either ________, or their respective subsidiaries of any such debt, liability or obligation other than those (i) reflected the Unaudited Financials, (ii) which arise under obligations disclosed herein or (iii) which are pursuant to obligations arising in the ordinary course of the business of either ________, or their respective subsidiaries consistent with those obligations reflected by the Additional Unaudited Financials provided to LSB pursuant to Section 6.5 below.

  3.10 Changes in Condition. There has not been since June 30, 1994, (i) any change in the condition (financial or other) in or of the properties, assets, liabilities, or business of ________, or their respective subsidiaries, except changes in the ordinary course of business which have not in any one case or in the aggregate been materially adverse, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, or business of ________, or their respective subsidiaries, (iii) any change in the accounting methods or practices followed by ________, or their respective subsidiaries or any change in depreciation or amortization policies or rates heretofore adopted, (iv) any sale, lease, abandonment or other disposition by ________, or their respective subsidiaries of any interest in real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating property or any sale, assignment, transfer, license or other disposition by ___ of any intangible asset, (v) any declaration setting aside or payment of any dividend or other distribution on or in respect of the Subject Shares, or any direct or indirect redemption, retirement, purchase or other acquisition by ___ of any of the Subject Shares, or (vi) any change in the Articles of Incorporation or By-laws of ________, or their respective subsidiaries, or (vii) any other occurrence, event or condition which materially adversely affects or may materially adversely affect the properties, assets, or business of ________, or their respective subsidiaries.

  3.11 Taxes. ________, or their respective subsidiaries have duly and timely filed all tax returns required to be filed, and have paid all taxes shown to be due and payable on all such returns, all assessments notice of which has been received by any of them, and all other taxes, governmental charges, duties, penalties, interest and fines due and payable by any of them on or before the Closing Date. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by ________, or their respective subsidiaries, or the payment by, or assessment against, ________, or their respective subsidiaries of any tax, governmental charge, duty or deficiency. There are no suits, actions, claims, investigations, inquiries or proceedings threatened or now pending against ________, or their respective subsidiaries in respect to taxes, governmental charges, duties or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges, duties or assessments, or any claims for additional taxes, governmental charges, duties or assessments asserted by any such authority. The reserves made for taxes, governmental charges and duties on the Financials and the Unaudited Financials are sufficient for the payment of all unpaid taxes, governmental charges and duties payable by ________, or their respective subsidiaries attributable to all periods ended on or before the date of the Unaudited Financials. ________, and their respective subsidiaries have withheld or collected on each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and state and local income and wage taxes) required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers.

  3.12  Real Property.  Neither ________, nor their respective subsidiaries owns any real property or interest therein except ___ has a leasehold interest of its office space at
        _______________________________________________________.

  3.13 Title to Personal Property. _________ and their respective subsidiaries have good and marketable title to all tangible personal property which each owns, including, but not limited to, that reflected on the Unaudited Financials (except as disposed of since the date of the Unaudited Financials in the ordinary course of business and without involving any misrepresentation or breach of warranty or covenant under this Agreement).

  3.14 Plant, Buildings, Machinery and Equipment. All buildings, offices, shops and other structures and all machinery, equipment, software, computer hardware and general intangibles, fixtures, vehicles and other properties owned, leased or used by either ________, and their respective subsidiaries (whether under their control or the control of others) are in good operating condition and repair and are adequate and sufficient for all operations. ________, and their respective subsidiaries own all computer software and hardware, furniture, fixtures, machinery, equipment and other assets required in the business of _________ and their respective subsidiaries as now being conducted.

  3.15 Regulatory Compliance. None of the real or personal properties owned, leased, occupied or operated by ________, or their respective subsidiaries, or the ownership, leasing, occupancy or operation thereof, is in violation of any law or any building, zoning, environmental or other ordinance, code, rule or regulation, and no notice from any governmental body or other person has been served upon ________, or their respective subsidiaries or upon any property owned, leased, occupied or operated by ________, or their respective subsidiaries claiming any violation of any such law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation an or in connection with such property which has not been complied with. ________, and their respective subsidiaries have the right to use their properties for all material operations conducted by it. ________, and their respective subsidiaries are in compliance with all rules, regulations and laws that pertain to the conduct of their business and ________, and their respective subsidiaries are not aware of or have received any notice charging ________, or their respective subsidiaries with such violations. Further, neither ________, nor their respective subsidiaries, to the best knowledge of the Shareholders, are under extraordinary investigation by any governmental or industry regulatory body for any reason.

  3.16 Accounts. All account receivables of _________ and their respective subsidiaries which are reflected in the Unaudited Financials and those owned by ________, and their respective subsidiaries on the Closing Date are and will be good and collectible except to the extent charged off each month in accordance with its normal accounting practices, consistently applied.

  3.17 Inventory. All items, if any, contained in the inventory of _________ and their respective subsidiaries, as reflected in the Unaudited Financials and as owned on the Closing Date are of a quality and quantity salable or usable in the ordinary course of ____________, and their respective subsidiaries' business at customary retail or wholesale prices; and the values of such inventory reflect write-downs to realizable market value in the case of items which had become obsolete or were unsalable except at prices less than cost through regular distribution channels in the ordinary course of_____________, and their respective subsidiaries' business.

  3.18 Patents, Trademarks, Etc. Neither ________, nor their respective subsidiaries infringe on any patents, trademarks, trade names, brand names or copyrights of any third party.

  3.19 New Developments. There are no new developments in any business conducted by ________, or their respective subsidiaries, nor any new or improved methods, materials, products, processes or services useful in connection with the business of ________, or their respective subsidiaries as presently conducted, which may adversely affect the properties, assets or business of_________, or their respective subsidiaries.

  3.20 Competition. Neither ________, nor their respective subsidiaries nor any of their officers or employees have entered into any agreement relating to the business of ________, or their respective subsidiaries containing any prohibition or restriction of competition or solicitation of customers with any person, corporation, partnership, firm, association or business organization, entity or enterprise which is now in effect.

  3.21 Contractual Obligations. The Shareholders, ________, and their respective subsidiaries have or will have prior to Closing furnished LSB for its examination (i) a list of all written or oral contracts, commitments, agreements and other contractual obligations (not otherwise described herein) to which either ________, or their respective subsidiaries are a party or by which their properties or assets are bound, affecting either ________, or their respective subsidiaries, including, without limitation, all labor agreements, employment contracts, leases, notes and other evidence of indebtedness, pension and profit sharing and other employee benefit plans or agreements, insurance policies and contracts, and agreements obligating either ___ or ___ to expend any substantial amount of money or acquire or dispose of any substantial amount of property, and (ii) a list of all governmental or court approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement.

  3.22 Compliance with Obligations. Neither ___, ___, nor their respective subsidiaries is, nor is either alleged to be, in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, instrument or obligation. No other party to any contract, agreement, lease, license, commitment, instrument or obligation to which either ________, or their respective subsidiaries is a party is in default thereunder or in breach of any term or provision thereof. There exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

  3.23 Litigation. There is no suit, action or claim, no investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or threatened against either ________, or their respective subsidiaries or any of their properties, assets, or business or to which it is or might become a party, and there is no valid basis for any such suit, action, claim, investigation, inquiry or proceeding. There is no outstanding order, writ, injunction or decree of any court, any administrative agency or governmental body or arbitration tribunal against or affecting either ________, or their respective subsidiaries or any of the capital stock, properties, assets, or business of either ________, or their respective subsidiaries other than those listed in Exhibit "B" attached hereto and incorporated herein by reference.

  3.24 Licenses and Permits. ________, and their respective subsidiaries have all governmental licenses and permits necessary to conduct their business and to operate their properties and assets, and such licenses and permits are in full force and effect. No violations exist or have been recorded in respect of any governmental license or permit of either ________, or their respective subsidiaries. No proceeding is pending or threatened looking toward the revocation or limitation of any such governmental license or permit and there is no valid basis for any such revocation or limitation. ________, and their respective subsidiaries have complied with all laws, rules, regulations, ordinances, codes, orders, licenses, concessions and permits relating to any of their properties or applicable to their business including, but not limited to, the labor, environmental and antitrust laws.

  3.25 Labor Disputes. Since June 30, 1994, there has not been any matter under discussion with any labor union or any strike, work stoppage or labor trouble relating to employees of either ___, ___, or their respective subsidiaries. Since June 30, 1994, there has not been any change in the relationship or course of dealing between either ________, or their respective subsidiaries and any of their suppliers or customers which has had or could have a material adverse effect on their business.

  3.26 Employee Compensation. An accurate list of (a) the name and the current annual salary and other compensation or the rate of compensation payable by either ________, or their respective subsidiaries to each of their officers and each employee whose current total annual compensation or estimated compensation (including, but not limited to, normal bonus, profit sharing and other extra compensation) is $25,000 or more, and (b) each loan or advance (other than routine travel advances repaid or formally accounted for within 60 days and routine vacation advances and routine credit card advances) made by either ________, or their respective subsidiaries to any director, officer or employee of either ________, or their respective subsidiaries outstanding and unpaid as of the date of this agreement and the current status thereof, will be provided LSB by the Shareholders prior to the Closing Date. Since December 31, 1993, there has not been any increase in the total compensation payable or to become payable by either ________, or their respective subsidiaries to each such person or any general increase, in the total compensation or rate of total compensation payable or to become payable by either _________ or their respective subsidiaries to salaried employees other than those specified in clause (a) of this Section or to hourly employees ("general increase" for purposes of this Section means any increase generally applicable to a class or group of employees and not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof) other than as set forth in ____________, or their respective subsidiaries' books and records.

  3.27 Insurance. ________, and their respective subsidiaries maintain adequate insurance on their properties, assets, business and personnel. Neither ________, nor their respective subsidiaries are in default with respect to any provision contained in any insurance policy, and neither have failed to give any notice or present any claim under any insurance policy in due and timely fashion.

  3.28 No Default. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not
        (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the By-Laws of or the formation documents of ________, or their respective subsidiaries or any contract, agreement, commitment, indenture, mortgage, pledge agreement, note, bond, license or other instrument or obligation to which ________, or their respective subsidiaries or any shareholder is now a party or by which ________, or their respective subsidiaries or any of the properties or assets of ________, or their respective subsidiaries may be bound or affected, or (b) violate any law, or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body.

  3.29 Customers and Suppliers. No facts are known indicating that any customer or supplier of ________, or their respective subsidiaries intends to cease doing business with ________, or their respective subsidiaries or to materially alter the amount of business that they are presently or have historically done with ________, or their respective subsidiaries.

  3.30 Conflicts of Interest. No director, officer or employee of _________ or their respective subsidiaries, including the Shareholders, control or are an employee, officer, director, agent or owner of any corporation, firm, association, partnership or other businesses entity which is a competitor, supplier or customer of ________, or their respective subsidiaries.

  3.31 Full Disclosure. No representation or warranty of ________, or their respective subsidiaries under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein not misleading.

  3.32 Value of ________ and ________. Exhibit "C" accurately reflects the net revenue expected to be derived from the ________ and ________ projects as well as ____s share of such net revenues from those projects.

  3.33 Freon Regulations. In the event any state or federal law, rule or regulation addressing the use of Freon is adopted, ________ and their respective subsidiaries have not entered into any agreement or understanding, and will not enter into any such agreement or understanding prior to Closing, which would require any of them to replace or make any modifications to any Freon-utilizing equipment which they may have sold or installed or may be maintaining.

  3.34 No Obligations to Repay Debts Related to ________ Project. ___ and ___ have no responsibility, obligation or liability to pay any debts or obligations of ______, including, without limitation, any debt to any lender of ______ or to any partner of ______ related to the ________ project.

4. Representations and Warranties of Buyer. LSB represents and warrants to the Shareholders as follows:

  4.1 Organization. LSB is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to enter into and to carry out the terms and provisions of this Agreement.

  4.2 Agreement Authorized. The execution, delivery and performance of this Agreement by LSB has been authorized by all requisite corporate action on the part of LSB and will not conflict with or result in any breach in the terms, conditions or provisions of LSB's corporate charter, by-laws or any other instrument to which LSB is a party.

  4.3 Securities Law Restrictions. LSB, will, within the meaning of the Securities Act of 1933, acquire the Subject Shares for investment and not with a view to the sale or distribution thereof.

  4.4 Obligations. No officer, director, or shareholder of LSB shall have any personal liability or obligation to __________ or any other person under the terms of this agreement or under any expressed or implied obligation, concept, principle or legal theory.

5.      Additional Agreements of Parties.

  5.1 Changes in Directors of ___________. On the Closing Date, the Shareholders will cooperate with LSB in arranging to have available immediately after the Closing the transfer books of ________, and their respective subsidiaries and to cause such action to be taken by the officers and directors of ________, and their respective subsidiaries as may be required in order that the Subject Shares delivered hereunder may forthwith be transferred of record to LSB or its designee and in order that LSB or its designee may cause such changes to be effected in the Board of Directors and officers of ________, and their respective subsidiaries as LSB or its designee may desire.

  5.2 Conduct of Business. From June 30, 1994 to the Closing Date, the Shareholders, ____and ____agree that ________________ and their respective subsidiaries and affiliates shall operate only in the ordinary course and, in particular, shall not engage in any of the following activities without LSB's prior written consent:

        5.2.1 Cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

        5.2.2 Change its Certificate of Incorporation or Bylaws;

        5.2.3 Default under any material contract, agreement, commitment or undertaking of any kind;

        5.2.4 Violate or fail to comply with all laws applicable to it or its properties or business, to the extent that the violation or failure to comply would have a materially adverse effect on ___________;

        5.2.5 Commit any act or permit the occurrence of any event or the existence of any condition prohibited by the terms of this Agreement;

        5.2.6 Enter into any material contract, agreement or other commitment;

        5.2.7 Fail to maintain and repair its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining to its assets; or

        5.2.8 Merge, consolidate or agree to merge or consolidate with or into any other corporation.

        5.2.9 Issue any stock to anyone other than LSB.

        5.2.10      Create or assume any indebtedness.

        5.2.11 Sell, encumber or otherwise dispose of, or grant any security interest in or encumbrance on, any of their assets.

        5.2.12      Enter into or implement any employee benefit plan.

        5.2.13 Enter into any employment, consulting or similar contract for or on their behalf.

        5.2.14 Increase the compensation, deferred compensation or benefits payable to any employee or commissioned agent.

        5.2.15 Take any action or, by inaction, permit any action to be taken or event to occur, which would cause any representation or warranty made in or pursuant to this Agreement to be untrue as of the Closing.

        5.2.16 Remove any assets other than those recorded in their books and records as a sale in the ordinary course of business at fair market value price.

        5.2.17 Take any action that could impair the collectibility of any of their accounts.

        5.2.18 Enter into any agreement with respect to any of the foregoing.

  5.3 Access to Information. From and after the date of this agreement, the Shareholders, _________and ______ shall give LSB, its legal counsel, accountants and other representatives, upon receipt of reasonable notice in writing, full and free access to all of the employees, properties, books, contracts, commitments and records of ________ and ______ in order to give LSB the full opportunity to make an investigation of the affairs of ________ and ______, as long as the investigation occurs only during the regular business hours of ________ and ______ and does not interfere unreasonably with the operation of ________ and ______. Any investigation (whether heretofore conducted or to be conducted) shall not affect the representations and warranties of Shareholders, ___ and ___ contained in this Agreement.

  5.4 Preservation of Business Organization. The Shareholders, ___ and ___ shall use their best efforts to preserve the business organization of ________, and their respective subsidiaries, to keep available to LSB the services of the respective officers and employees of ________, and their respective subsidiaries, and to preserve for LSB the existing relationship of ________, and their respective subsidiaries with all suppliers, customers and others having business relations with ________, and their respective subsidiaries.

  5.5 Additional Financial Statements. ___, not less than fifteen (15) days of the date of this Agreement, but no later than one (1) week before Closing, will deliver to LSB unaudited financial statements of ___, including a Balance Sheet as of June 30, 1994, and Statement of Operations for the year ended June 30, 1994 and shall continue to timely provide the same as of the last day of each month thereafter until Closing (the "Additional Unaudited Financials"). The Additional Unaudited Financials will have been prepared in accordance with generally accepted accounting principles, consistently applied, will have been prepared by the management of ___ and will fairly present the financial position and results of operations of ___ as of June 30, 1994, and as of the end of each month thereafter.

  5.6 Materiality. The parties hereto agree that for purposes of this agreement, an occurrence, event or condition shall be deemed "materially adverse" if it results in a reduction of stockholder's equity of __________or their respective subsidiaries in excess of $20,000.

  5.7 Confidential Information. Each Shareholder acknowledges and agrees that ___________ have developed and uses various proprietary and confidential practices and methods of conducting business, information and data, and computer software and data bases. In particular, each Shareholder acknowledges that ___________ have developed specialized business methods, techniques, plans and know-how; budgets, financing and accounting techniques and projections; advertising, proposals, applications, marketing materials and concepts; customer files and other non-public information regarding customers; methods for developing and maintaining business relationships with customers and prospective customers; customer and prospect lists; copies of previous insurance policies and renewal dates; procedure manuals; and employee training and review programs and techniques. The foregoing information, software, documents, practices, and methods of conducting business shall hereinafter be referred to as the "Confidential Information." Each Shareholder agrees that the Confidential Information is a trade secret of ___________, respectively, which shall remain the sole property of ___________, respectively, notwithstanding that each Shareholder may have participated in the development of the Confidential Information. During the term of this Agreement and at all times thereafter for perpetuity, each Shareholder shall not disclose any Confidential Information to any person or entity for any reason or purpose whatsoever, nor shall any Shareholder make use of any Confidential Information for their own benefit or for the benefit of any other person or entity.

  5.8   Prohibition on Solicitation of Customers and Covenant Not to
        Compete.

        5.8.1 For a period of seven (7) years after the Closing Date, no Shareholder shall directly or indirectly, either for themselves or for any other person or entity, solicit any person or entity to terminate or in any manner affect such person's or entity's contractual and/or business relationship with ________, or their respective subsidiaries, nor shall any Shareholder interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

        5.8.2 Covenant Not to Compete. ___________ and each Shareholder each acknowledge that each may have considerable specialized knowledge and contacts in the business of ________ and their respective subsidiaries and that it is important to ________ and their respective subsidiaries that each Shareholder agree not to compete with ________ and their respective subsidiaries in the business in which ________ and their respective subsidiaries engage in presently or in any business that has any connection with energy savings. As part of the consideration for the Purchase Price during the term of this Section 6.9.1 each Shareholder covenants that each shall not, directly or indirectly, either as an employee, employer, consultant, agent principal, partner, stockholder, corporate officer or director or in any other individual or representative capacity, engage or participate in any business that is in competition with ________, or their respective subsidiaries or in any business that uses, distributes, handles or has any connection with energy savings, provided that each Shareholder may invest in publicly traded securities of companies in competition with ________, or their respective subsidiaries or mutual funds whose assets include securities of such companies.

        5.8.3 Corporate Opportunities. Each Shareholder shall be under an obligation to present in writing, any business opportunity relating to _____________, or their respective subsidiaries' business of which he becomes aware. Unless ________, or their respective subsidiaries notifies such Shareholder to the contrary in writing, ________, and/or their respective subsidiaries shall have the right to act in its own interest and pursue any such business opportunity and such Shareholder shall assist ________, or their respective subsidiaries as requested. Each Shareholder hereby waives any rights to act on his own behalf with respect to such opportunities unless ________, or their respective subsidiaries notifies him in writing that __________ will not be pursuing a specific opportunity.

6. Conditions Precedent to Obligations of LSB. The obligations of LSB to pay the Purchase Price and otherwise perform under this Agreement is subject, at LSB's option, to the condition that all representations and warranties and other statements of ________ and the Shareholders herein are as of the Closing true and correct and the condition that ___________ perform all of their obligations hereunder to be performed at or prior to the Closing, and the following additional conditions:

  6.1 Certificates. There shall have been furnished or caused to be furnished to LSB at the Closing, certificates of appropriate officers of ________ and each Shareholder in form and substance satisfactory to LSB as to the continuing accuracy at and as of the Closing of the representations and warranties of ___________ and the Shareholders and to the performance by ___________ and the Shareholders of all their obligations hereunder to be performed at or prior to the Closing, together with such other certificates as LSB may reasonably request in connection with the Closing.

  6.2 Delivery of Subject Shares. Certificates evidencing the Subject Shares, duly executed for transfer to LSB or its designee shall have been delivered to LSB and duly transferred to it on the books of ___.

  6.3 Board of Directors. The members of the Board of Directors of _________ and their respective subsidiaries shall resign their directorships effective as of the Closing, and LSB's designees shall have been elected to such Board of Directors effective as of the Closing.

  6.4 Counsel to Buyer. All corporate proceedings and related matters in connection with the organization and good standing of ________ and their respective subsidiaries the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the performance by it of its obligations hereunder shall have been satisfactory to counsel to LSB and such counsel shall have been furnished with such papers and information as he may reasonably have requested to enable him or her to pass on the matters referred to in this section.

  6.5 Opinion of Counsel to ___________. Counsel to ___________ shall have furnished to LSB their written opinion in form satisfactory to LSB to the effect that:

        6.5.1 ________, and ______ have been duly incorporated and are validly existing as a corporation in good standing under the laws of the State of California;

        6.5.2 This agreement has been validly authorized, executed and delivered on the part of ___________, and is a valid and binding agreement of ___________ in accordance with its terms;

        6.5.3 All of the issued and outstanding shares of ___________, including the Subject Shares, have been duly authorized, validly issued and are fully paid, nonassessable shares.

        6.5.4 ___________ have no responsibility, obligation or liability to pay any debts or obligations of ______, including, without limitation, any debt to any lender of ______ or to any partner of ______ related to the ________ project.

  6.6 No Litigation. No suit or action, investigation, inquiry or request for information by any administrative agency, governmental body or private party, and no legal or administrative proceeding shall have been instituted or threatened which questions or reasonably appears to portend subsequent questioning of the validity or legality of this agreement or the transactions contemplated by this agreement, or which materially and adversely affects or questions the title of ________, or their respective subsidiaries to any of its properties or its ability to conducts its business.

  6.7 Consents. All consents from third parties required to consummate the transactions provided for in this agreement shall have been obtained.

  6.8 No Change. There shall have been no material adverse change in the condition or obligations of ________, or their respective subsidiaries (financial or otherwise).

  6.9 Loss. ________, or their respective subsidiaries will not have sustained a substantial loss (whether or not insured) as a result of fire, flood or other casualty which in the sole judgment of LSB affects materially or interferes with the continuous conduct of its business.

  6.10 Subsequent Information. All exhibits, lists, contracts and other documents hereafter furnished to LSB by Shareholders, __________ or discovered by LSB, including copies of pleadings and rulings relating to litigation and administrative proceedings, and any other information relating to the business and affairs of _________ or their respective subsidiaries shall be acceptable to LSB.

  6.11 Employment Agreement. ________, _______ and______ shall have each executed and delivered to LSB at or before Closing an Employment Agreement in the form attached hereto as Exhibit "A" and made a part hereof by reference, which reflects an "Initial Term" of five
        (5) years for ________ and _______, respectively, and an "Initial Term" of three (3) years for _____. All previous employment and/or compensation agreements and/or arrangements between ___________(or their respective subsidiaries or affiliates) and either ________, _______ or _____ shall be deemed null and void upon such execution and delivery.

  6.12 Loan Agreement. The Loan Agreement and the Loan Documents (as that term is defined in the Loan Agreement) have been fully executed and no Default or Event of Default exists under the Loan Agreement or the Loan Documents.

  6.13 Termination of Shareholders' Agreement. On or before Closing, that certain Shareholders' Agreement dated April 11, 1991 by and between _______, ________, _____ and ___ shall be terminated and of no force or effect.

  6.14 The closing under the ___ Stock Purchase Agreement shall occur simultaneously with the Closing of this Agreement.

7. Conditions for the Benefit of the Shareholders. The obligations of the Shareholders hereunder at the Closing shall be subject, at their option to the following conditions:

     8. Representations and Warranties. All representations and warranties and other statements of LSB herein are at and as of the Closing materially true and correct.

  8.1 Performance of Obligations. LSB shall have performed all of its obligations hereunder to be performed at or prior to the Closing.


  8.2 No Suits. At the Closing Date, there shall not have been instituted any suit, action, or other proceeding or any investigation in any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this agreement.

9. Survival of Representations and Warranties. Except the representations and warranties of LSB (which shall not survive the Closing), all of the representations and warranties of ________ and the Shareholders hereunder shall survive the Closing for a period of one (1) year from the Closing Date; provided, however, ________ and the Shareholders shall have no liability with respect thereto unless LSB's loss occasioned thereby exceeds $20,000.00, and provided further, representations and warranties regarding the payment of taxes shall remain in force and effect as long as liability therefor remains in effect.

10. Expenses. Except as otherwise herein provided, each party hereto will bear and pay its or his own expenses of negotiating and consummating the transactions contemplated hereby.

11.     Notices.

  11.1 All notices, requests, demands, instructions or other communications called for hereunder or contemplated hereby, shall be in writing, shall be deemed to have been given if personally delivered, or if mailed, by registered or certified mail, return receipt requested, to the parties at the addresses set forth below. The date of personal delivery shall be the date of giving notice or if any notice, request, demand, instruction or other communication given or made by mail in the manner prescribed above shall be deemed to have been given three (3) business days after the date of mailing. Any party may change the address to which notices are given, by giving notice in the manner herein provided.

        11.1.1      Notices to LSB shall be addressed as follows:

                    LSB Industries, Inc.
                    16 South Pennsylvania
                    Oklahoma City, Oklahoma 73107
                    Attention:  President

                    with a copy to:

                    LSB Industries, Inc.
                    16 S. Pennsylvania
                    Oklahoma City, OK  73107
                    Attention:  Office of General Counsel

        11.1.2      Notices to ___________ shall be addressed as follows:

                    _______________
                    __________________
                    _________
                    Santa Monica, CA  90401
                    Attn:  President

                    ________.
                    __________________
                    _________
                    Santa Monica, CA  90401
                    Attn:  President

        11.1.3 Notices to the Shareholders shall be addressed as follows:

                    _________________
                    ________________________
                    Santa Monica, CA  90403

                    __________________
                    _______________________
                    Long Beach, CA  90815

                    ____________
                    _________________
                    Honolulu, HI  96815

  11.2 The mailing of any notice, request, demand, instruction or other communication hereunder shall be accomplished by placing such writing in an envelope addressed to the party entitled thereto as provided above and deposited in the United States mail, properly stamped for delivery as a registered or certified letter.

12. LSB's Right of First Refusal on Non-Subject Shares. If, at any time, or from time to time, should any Shareholder elect to sell, convey, assign, or otherwise transfer to a third party or entity whomsoever the shares of ___ owned by them that are not subject to this Agreement as part of the Subject Shares ("Non-Subject Shares"), or any part or interest therein, each Shareholder hereby grants to LSB the first and preferential right and option to purchase fee simple title to the Non-Subject Shares or to the part or interest therein which such Shareholder intends to sell, convey, assign, or otherwise transfer, under the same terms and conditions proposed by or to such third party or entity as contained in a bona fide offer or conditional acceptance of offer from such third party or entity. With respect to any proposed sale, conveyance, assignment, contract or other transfer of the Non-Subject Shares, each Shareholder seeking to sell Non-Subject Shares shall comply with the following requirements:

  12.1 Notice by Shareholder. Each Shareholder seeking to sell Non-Subject Shares shall give LSB written notification of such proposal, offer or conditional acceptance of any such offer that has been made and accepted (subject to Buyer's first and preferential right and option to purchase), and each Shareholder seeking to sell Non-Subject Shares shall attach to the said notification the tendered contract, or a true copy thereof, that contains all necessary elements and information to constitute a legally binding contract obligating the transferee to perform, said contract being signed and acknowledge by said transferee, who is ready, willing and able to perform.

  12.2 Transfer of Right of Refusal. LSB shall have the right to transfer, convey and assign to any third party whomsoever such first and preferential right and option to purchase the Non-Subject Shares, and the holder of such right of first refusal by any assignment shall have the full right, power and authority to exercise on its own behalf or for the account of itself or its designee or assignee, any and all rights and privileges incident thereto.

  12.3  Exercise of Right.  LSB shall notify in writing within fifteen
        (15) business days of said written notification from each Shareholder seeking to sell Non-Subject Shares as to LSB's election to exercise its first and preferential right and option to purchase the Non-Subject Shares. If LSB has not given said notification within fifteen (15) business days, each Shareholder seeking to sell Non-Subject Shares may proceed to close the sale or other transfer to said third party or entity, provided that said sale or other transfer is consummated at the same sum and under the same terms and conditions contained in the contract attached to said notification and on the closing dates set out therein. If LSB (or its designee or assignee) should elect to exercise its option to purchase, by written notification to each Shareholder seeking to sell Non-Subject Shares within said fifteen
        (15) business days, the transfer to LSB shall be consummated on the closing date and under the same terms and conditions contained in the contract from said third party or entity.

  12.4 Continuing Right. The first and preferential right and option to purchase shall be effective and shall apply at all times to any and all proposed sales, conveyances, assignments, contracts and other transfers by any Shareholder of their Non-Subject Shares or any interest therein for a period of ten (10) years from the date of this Agreement. Any sale, conveyance, assignment, contract or transfer by any Shareholder of their Non-Subject Shares or any interest therein within ten (10) years from the date hereof shall be made expressly subject to the provisions of this right of first refusal. Such first and preferential right and option to purchase shall terminate on the date which is ten (10) years from the date hereof with respect to rights which have not accrued by that date.

13. LSB's Sale of Stock. If, LSB should elect to sell the shares of ___ stock to be acquired by LSB under this Agreement (collectively the "LSB's Shares"), or any part or interest therein, LSB agrees that it shall provide each Shareholder that may then own any of the Non-Subject Shares the opportunity for their Non-Subject Shares to be included in any such sale on the same terms and conditions afforded to LSB to the extent of their Sharing Percentage (as that term is defined below). The "Sharing Percentage" of any Shareholder shall mean that percentage of the total number of Shares of ___ Stock to be sold which is to be contributed by that particular Shareholder, which percentage shall be the same percentage that the number of Non-Subject Shares owned by that particular Shareholder bears to the total number of all LSB's Shares and Non-Subject Shares then outstanding. With respect to any proposed sale of LSB's Shares, each Shareholder and LSB shall comply this the following requirements:

  13.1 Notice. LSB shall give each Shareholder then owning any of the Non-Subject Shares, written notification of such proposal, offer or conditional acceptance that has been made and LSB shall attach to the said notification the tendered contract, or a true copy thereof.

  13.2 Exercise of Right. Each Shareholder shall notify LSB in writing within fifteen (15) business days of said written notification as to their election to exercise their right for their Non-Subject Shares to be included in the sale. If any Shareholder has not given said notification within fifteen (15) business days, LSB may proceed to close the sale without participation of that Shareholder, provided that said sale or other transfer is consummated at the same sum and under the same terms and conditions contained in the contract attached to said notification.

  13.3 Continuing Right. The right for the Non-Subject Shares to be included in any such sale shall be effective and shall apply at all times to any and all proposed sales by LSB of LSB's Shares or any interest therein for a period of ten (10) years from the date of this Agreement and such right shall terminate on the date which is ten (10) years from the date hereof with respect to rights which have not accrued by that date.

14.     Miscellaneous.

  14.1 Full Agreement - No Oral Modification. This Agreement embodies all representations, warranties and agreements of the parties and supersedes all negotiations and agreements prior to the execution of this Agreement. This Agreement may not be altered or modified except by an instrument in writing signed by the parties.

  14.2 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no assignment of this Agreement shall be made to any party other than any of LSB's subsidiaries or affiliates without the written consent of the other party, which consent shall not be unreasonably withheld.

  14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein.

  14.4 Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument, and each of which shall be considered an original for all purposes.

  14.5 Section Headings. The section headings contained in this Agreement are for convenience and reference only and shall not in any way affect the meaning or interpretation of this Agreement.

  14.6 Severability. All Agreements and covenants contained herein are severable, and in the event any of them should be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted and enforced as if such invalid Agreements or covenants were not contained herein.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                          _______________



                        By:
                                                  , President

                          _________



                        By:
                                                  , President


                          LSB INDUSTRIES, INC.



                        By:




                          ___________________individually




                          ___________________ individually




                          _____________ individually

Attachments:
Exhibit "A" -       Form of Employment Agreement
Exhibit "B" -       List of Suits, Claims, etc.
Exhibit "C" - Statement of Net Revenue Expected from _________and_________
              Projects

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